As filed with the Office of the Securities and Exchange Commission on February 27, 2009
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

FIRST UNITED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1380770
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

19 South Second Street, Oakland, Maryland 21550
(Address of Principal Executive Offices)
________________________________

William B. Grant, Esquire
Chairman and Chief Executive Officer
First United Corporation
19 South Second Street, Oakland, Maryland 21550
(888) 692-2654
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copies to:
Andrew D. Bulgin, Esquire
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, Maryland 21202
(410) 576-4280
________________________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having no par value	30,000	$1,000	(1)	$30,000,000.00	$1,179.00
Warrant to Purchase Common Stock, par value $.01 per share, and underlying shares of Common Stock (2)	326,323	$13.79	(3)	$4,499,994.17	$176.85
TOTAL				$34,499,994.17	$1,355.85

(1)
Calculated in accordance with Rule 457(a) under the Securities Act of 1933 (the “Securities Act”) and, pursuant to Rule 416 under the Securities Act, includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 326,323 shares of common stock with an initial exercise price of $13.79 per share, (b) the 326,323 shares of Common Stock issuable upon exercise of such warrant and (c) such additional number of shares of Common Stock of a currently indeterminable amount as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of $13.79 for the Common Stock underlying the warrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this Prospectus is not complete and may be changed. Our selling security holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 27, 2009
Prospectus
30,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
WARRANT TO PURCHASE 326,323 SHARES OF COMMON STOCK
326,323 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling security holders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock, a warrant to purchase 326,323 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the shares of Series A Preferred Stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities.  The Series A Preferred Stock and the warrant were originally issued by us pursuant to a Letter Agreement dated January 30, 2009, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling security holder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling security holder and its successors, including transferees, which we collectively refer to as the selling security holders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealer or agents, the selling security holders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling security holders.

The Series A Preferred Stock is not listed on an exchange and, unless requested by the initial selling security holder, we do not intend to list the Series A Preferred Stock on any exchange.  The warrant is not listed on an exchange and we do not intend to list the warrant on any exchange.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FUNC”.  On February 26, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $9.82 per share.  You are urged to obtain current market quotations of our common stock.

Investing in our securities involves certain risks.  See “RISK FACTORS” beginning on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654.

The date of this Prospectus is _________, 2009

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	3
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	5
The shares of Series A Preferred Stock, the warrant, and the shares of common stock underlying the warrant are not insured	5
There is no market for the Series A Preferred Stock or the warrant; our common stock is not heavily traded	5
Because of our participation in the Troubled Asset Relief Program, we are subject to several restrictions relating to shares of our capital stock, including restrictions on our ability to declare or pay dividends on and repurchase such shares, as well as restrictions on compensation paid to executives	6
Our ability to pay dividends is also subject to the terms of our outstanding debentures	6
ABOUT FIRST UNITED CORPORATION	7
SUPERVISION AND REGULATION	7
USE OF PROCEEDS	7
RATIO OF EARNINGS TO FIXED CHARGES	8
DESCRIPTION OF SECURITIES TO BE REGISTERED	8
PLAN OF DISTRIBUTION	17
SELLING SECURITY HOLDERS	19
INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS	20
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  Under this shelf registration process, the selling security holders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling security holders.  The prospectus supplement may also add to, update or change information contained in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement.  See “WHERE YOU CAN FIND MORE INFORMATION” below for more information.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should carefully read this entire prospectus, especially the section entitled “RISK FACTORS” beginning on page 5, before making a decision to invest in any of the securities.  You should also carefully read the additional information described below under the headings “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” and “WHERE YOU CAN FIND MORE INFORMATION” before buying any of the securities.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “First United”, “the Company”, “we”, “us”, “our” and similar terms refer to First United Corporation.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus.  This means that we can disclose important information to you by referring you to another document.  Any information referred to in this way is considered part of this prospectus from the date we file the document.  Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(i)           Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 12, 2008;

(ii)          Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

(v)          Current Reports on Form 8-K filed on June 23, 2008, October 16, 2008 (except for the information contained in Items 2.02 and 7.01 thereof), November 24, 2008, February 2, 2009 and February 9, 2009; and

(viii)       Description of our common stock which appears in our Registration Statement on Form 8-A filed on February 19, 1986, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Corporation or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the registration statement to which this prospectus relates and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus.  In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K from time to time be incorporated by reference into, or otherwise be included in, this prospectus.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person.  Written requests should be directed to:  First United Corporation, Corporate Secretary, 19 South Second Street, Oakland, Maryland 21550.  Telephone requests should be directed to the Corporate Secretary at (888) 692-2654.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts.  Such statements constitute “forward-looking information” within the meaning of Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking statements are based on various factors and were derived using numerous assumptions.  In some cases, you can identify these forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words.  You should be aware that those statements reflect only our predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected.  You should bear this in mind in reading this prospectus.  Factors that might cause such differences include, but are not limited to:

•
general business and economic conditions in the markets we serve may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•
the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies; and

•	the effect of fiscal and governmental policies of the United States federal government.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our periodic and current reports that we file with the SEC.  Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports to the SEC incorporated by reference herein and in prospectus supplements and other offering materials.  These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results.

We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS

An investment in our securities involves certain risks.  You should carefully consider the risks described below and the risk factors incorporated in this prospectus by reference, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision.  Certain risks related to us, our business and our common stock are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.  Our business, financial condition and/or results of operations could be materially adversely affected by any of these risks.  The trading price of our common stock and the market values of the Series A Preferred Stock and the warrant could decline due to any of these risks, and you may lose all or part of your investment.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated by reference herein.

The shares of Series A Preferred Stock, the warrant, and the shares of common stock underlying the warrant are not insured.

The shares of the Series A Preferred Stock, the warrant, and the shares of common stock for which the warrant may be exercised are not deposits and are not insured against loss by the Federal Deposit Insurance Corporation or any other governmental or private agency.

There is no market for the Series A Preferred Stock or the warrant; our common stock is not heavily traded.

There is no established trading market for the shares of the Series A Preferred Stock or the warrant.  We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder.  Our common stock is listed on the NASDAQ Global Select Market but shares of our common stock are not heavily traded.  Securities that are not heavily traded can be more volatile than stock trading in an active public market.  Factors such as our financial results, the introduction of new products and services by us or our competitors, and various factors affecting the banking industry generally may have a significant impact on the market price of the shares our common stock.  Management cannot predict the extent to which an active public market for any of our securities will develop or be sustained in the future.  Accordingly, purchasers of the Series A Preferred Stock, the warrant and/or the shares of common stock for which the warrant may be exercised may not be able to sell such securities at the volumes, prices, or times that they desire.

Because of our participation in the Troubled Asset Relief Program, we are subject to several restrictions relating to shares of our capital stock, including restrictions on our ability to declare or pay dividends on and repurchase our shares, as well as restrictions on compensation paid to our executives.

On January 30, 2009, pursuant to the Securities Purchase Agreement – Standard Terms, or Purchase Agreement, we issued the following securities to the initial selling security holder for an aggregate consideration of $30,000,000:  (i) 30,000 shares of the Series A Preferred Stock, having no par per share; and (ii) the warrant to purchase 326,323 shares of our common stock, par value $.01 per share.  Pursuant to the terms of the Purchase Agreement, our ability to declare or pay dividends on shares of our capital stock is limited.  Specifically, we are unable to declare dividends on common stock, other stock ranking junior to the Series A Preferred Stock, or junior stock, or preferred stock ranking on a parity with the Series A Preferred Stock, or parity stock, if we are in arrears on the dividends on the Series A Preferred Stock.  Further, we are not permitted to increase dividends on our common stock above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 without the initial selling security holder’s approval until January 30, 2012 unless all of the Series A Preferred Stock has been redeemed or transferred.  In addition, our ability to repurchase our capital stock is restricted.  The initial selling security holder’s consent generally is required for us to make any stock repurchase until January 30, 2012 unless all of the Series A Preferred Stock has been redeemed or transferred.  Further, shares of common, junior or parity stock may not be repurchased if we are in arrears on the Series A Preferred Stock dividends.

In addition, pursuant to the terms of the Purchase Agreement, we adopted the initial selling security holder’s standards for executive compensation and corporate governance for the period during which the initial selling security holder holds the equity issued pursuant to the Purchase Agreement, including the common stock which may be issued pursuant to the warrant.  On February 17, 2009, the American Recovery and Reinvestment Act of 2009, or the Recovery Act, was signed into law.  The Recovery Act imposes additional compensation and corporate governance standards on us for so long as the initial selling security holder holds any of the Series A Preferred Stock.  Each of our “senior executive officers”, which term includes our Chairman and Chief Executive Officer, our Chief Financial Officer and the three next most highly compensated executive officers, and, in some cases, additional employees are subject to these standards.  The standards include:  (i) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (ii) required clawback of any bonus, retention award or incentive compensation paid to a senior executive officer and certain other employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibition on making certain “golden parachute payments” to senior executive officers or the next five highest paid employees; (iv) prohibition on paying or accruing any bonus, retention award, or incentive compensation to our five most highly compensated employees except for long-term restricted stock that meets certain conditions; and (v) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer.  These restrictions, coupled with the competition we face from other institutions, may make it more difficult for us to attract and/or retain exceptional senior executive officers and other key employees. Moreover, the change to the deductibility limit on executive compensation could increase the overall cost of our compensation programs in future periods.  The Recovery Act requires the initial selling security holder to adopt regulations to implement these standards and restrictions, and these regulations may impose additional restrictions on us and our compensation practices.

Our ability to pay dividends is also subject to the terms of our outstanding debentures.

In March 2004, we issued approximately $30.9 million of junior subordinated debentures to First United Statutory Trust I and First United Statutory Trust II, or the Trusts.  The Trusts are Connecticut statutory business trusts, with all outstanding common stock owned by us, that issued mandatorily redeemable preferred capital securities to third party investors.  In December 2004, we issued an additional $5.0 million of debentures.  The terms of the debentures require us to make quarterly payments of interest to the holders of the debentures, although we have the ability to defer payments of interest for up to 20 consecutive quarterly periods.  Should we make such a deferral election, however, we would be prohibited from paying dividends or distributions on, or from repurchasing, redeeming or otherwise acquiring any shares of our capital stock, including the common stock and the Series A Preferred Stock.  Although we have no present intention of deferring payments of interest on our debentures, there can be no assurance that we will not elect to do so in the future.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation that was incorporated in 1985 and is a registered financial holding company under the federal Bank Holding Company Act of 1956, as amended.  Our primary business activity is acting as the parent company of First United Bank & Trust, a Maryland trust company, OakFirst Loan Center, Inc., a West Virginia finance company, OakFirst Loan Center, LLC, a Maryland finance company, the Trusts, and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  OakFirst Loan Center, Inc. has one subsidiary, First United Insurance Agency, Inc., which is a Maryland insurance agency.  First United Bank & Trust provides a complete range of retail and commercial banking services to a customer base serviced by a network of 26 offices and 32 automated teller machines in Allegany County, Frederick County, Garrett County, and Washington County in Maryland, and in Berkeley County, Mineral County, and Monongalia County in West Virginia.  A detailed discussion of our business is contained in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2007, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus.  See “WHERE YOU CAN FIND MORE INFORMATION” below for information on how to obtain a copy of our annual report and any subsequent reports.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654.  We maintain an Internet site at http://www.mybankfirstunited.com on which we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing as soon as reasonably practicable after these reports are electronically filed with, or furnished to, the SEC.

At September 30, 2008, we had consolidated total assets of approximately $1.63 billion, total loans (net of the allowance for credit losses) of approximately $1.09 billion, total deposits of approximately $1.14 billion, and shareholders’ equity of approximately $89.87 million.

SUPERVISION AND REGULATION

We are a financial holding company registered under the federal Bank Holding Company Act of 1956, as amended.  We and First United Bank & Trust are extensively regulated under federal and state laws.  The regulation of financial holding companies and banks is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders.  For a discussion of the material elements of the extensive regulatory framework applicable to us and First United Bank & Trust, please refer to Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Supervision and Regulation” and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospects.  See “WHERE YOU CAN FINE MORE INFORMATION” below for information on how to obtain a copy of our Form 10-K and any subsequent reports.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Ratio of Earnings to Combined Fixed Charges
Including interest on deposits	1.41	1.38	1.47	1.64	1.45	1.65
Excluding interest on deposits	2.44	2.60	2.53	2.81	1.87	2.41

DESCRIPTION OF CAPITAL STOCK AND SECURITIES

The following is a summary of the general terms of our capital stock and the securities being registered in the registration statement that contains this prospectus.  The full terms of our capital stock and the securities being registered are set forth in Exhibit 3.1(i) through Exhibit 4.4 to the registration statement that contains this prospectus and incorporated by reference herein.  The following summary does not give effect to provisions of applicable statutory or common law.

Capital Stock

We are authorized by our Amended and Restated Articles of Incorporation, or Charter, to issue up to 27,000,000 shares of capital stock.  Of these shares, 25,000,000 shares are classified as common stock, par value $.01 per share, and 2,000,000 shares are classified as preferred stock, having no par value per share, which may be issued in one or more series having such voting powers, designations, preferences and other rights, qualifications, limitations and restrictions as may be fixed by the Board from time to time.  The Board of Directors has designated 30,000 shares of our preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

In addition to the power to issue shares of our authorized preferred stock in one or more series as discussed above, our Charter permits the Board, without general stockholder approval but subject to the rights of any preferred stock, to classify and reclassify authorized but unissued shares of capital stock of any class or series by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of stock.

Series A Preferred Stock

As of January 30, 2009, we had 30,000 shares of Series A Preferred Stock issued and outstanding held by one owner of record.  The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling security holders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Charter and the Certificate of Designations with respect to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Pursuant to the Certificate of Designations that was filed, as part of a Certificate of Notice, with the State Department of Assessments and Taxation of Maryland on January 28, 2009, our Board of Directors designated 30,000 shares of our authorized but unissued preferred stock as Series A Preferred Stock, all of which were issued to the initial selling security holder in a transaction exempt from the registration requirements of the Securities Act.  The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and non-assessable.

Dividends Payable on Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from January 30, 2009 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting on May 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the dividend payment date for that dividend, and no additional dividends will accrue as a result of the postponement of that dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of the Board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various bank regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  Our ability to pay dividends to holders of the Series A Preferred Stock is largely dependent upon our receipt of dividends from our bank subsidiary, First United Bank & Trust.  Both federal and state laws impose restrictions on the ability of banks to pay dividends.  Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized”.  Maryland state-chartered banks may pay dividends only out of undivided profits or, with the prior approval of the Maryland Commissioner, from surplus in excess of 100% of required capital stock.  If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings.  In addition to these specific restrictions, bank regulatory agencies have the ability to prohibit a proposed dividend by a financial institution that would otherwise be permitted under applicable law if the regulatory body determines that the payment of the dividend would constitute an unsafe or unsound banking practice.

As a general corporate law matter, the Maryland General Corporation Law, or the MGCL, prohibits us from paying dividends on our capital stock, including the Series A Preferred Stock, unless, after giving effect to a proposed dividend, (i) we will be able to pay our debts as they come due in the normal course of business and (ii) our total assets will be greater than our total liabilities plus, unless our Charter permits otherwise, the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the dividend.  Currently, we have no outstanding class of capital stock with preferential rights upon dissolution that are superior to the Series A Preferred Stock.

As discussed above in the section of this prospectus entitled “RISK FACTORS”, the terms of our outstanding debentures issued to the Trusts permit us to defer payments of the interest thereon for up to 20 consecutive quarterly periods.  Should we make such a deferral election, we would be prohibited from paying dividends or distributions on, or from repurchasing, redeeming or otherwise acquiring any shares of the Series A Preferred Stock.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as junior stock; and

•
at least equally with all other equity securities designated as parity stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of First United.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend can be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock.  We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•
purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice (including purchases pursuant to a publicly announced repurchase plan to offset the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation);

•
purchases or other acquisitions by broker-dealer subsidiaries of First United solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•
purchases or other acquisitions by broker-dealer subsidiaries of First United for resale pursuant to an offering by First United of its stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•
acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not First United or one of its subsidiaries, including as trustee or custodian; and

•
the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 30, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling security holder, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling security holder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors (or a duly authorized committee of the board) may be declared and paid on our common stock, any other junior stock and parity stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock will not be entitled to participate in any such dividend.

Redemption

The Recovery Act provides that we may redeem any shares of Series A Preferred Stock held by the initial selling security at any time, subject only to the prior approval of the Federal Reserve Board, in which case the initial selling security holder would be required to liquidate a proportionate amount of the warrant at the current market price.  With respect to shares of Series A Preferred Stock that are held by someone other than the initial security holder, they are redeemable as set forth below.

The Series A Preferred Stock may not be redeemed prior to January 30, 2012, the third anniversary of the issue date, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $7,500,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance.  In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.  A “qualified equity offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after January 30, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of First United at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board.  Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After January 30, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.  If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books.  This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, then the amounts paid to the holders of Series A Preferred Stock and shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders.  If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and shares of parity stock, then the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock have no voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will be increased by two.  Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.  The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of First United will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect.  The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director.  If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Charter, the vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to effect or validate:

•
any amendment or alteration of our Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•
any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of First United with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if First United is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Warrant to Purchase Common Stock

The following is a brief description of the terms of the warrant that may be resold by the selling security holders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 326,323 shares of our common stock.  If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $30,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, then the number of shares of common stock underlying the warrant then held by the selling security holders will be reduced by 50% to 163,161.5 shares.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant”.

Exercise of the Warrant

The initial exercise price applicable to the warrant is $13.79 per share of common stock for which the warrant may be exercised.  The warrant may be exercised at any time on or before January 30, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.  The exercise price may be paid either by the withholding by First United of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the holder of the warrant, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant”.

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the holder of the warrant.  We will not issue fractional shares upon any exercise of the warrant.  Instead, the holder of the warrant will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant.  We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.

We have listed the shares of common stock issuable upon exercise of the warrant with the NASDAQ Stock Market.

Rights as a Shareholder

The holder of the warrant has no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling security holder may not transfer a portion of the warrant with respect to more than 163,161.5 shares of common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $30,000,000 and December 31, 2009.  The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends of or otherwise make distributions of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.  Until the earlier of January 30, 2012 and the date the initial selling security holder no longer holds any portion of the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock for which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances of common stock and/or securities convertible or exercisable into common stock:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of January 30, 2009.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, then the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common stock, then both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving First United and requiring shareholder approval, the warrant holder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrant holder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

Common Stock

As of January 30, 2009, we had 6,112,940 shares of common stock issued and outstanding held by approximately 1,988 owners of record.

The following section describes the material features and rights of our common stock.  The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Charter, Certificate of Designations, or Amended and Restated Bylaws, as amended, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and to applicable Maryland law, including the MGCL.

General

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.  Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors.  Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends which are declared by our Board of Directors out of funds legally available for such a purpose.  Our ability to pay dividends on the shares of common stock is subject to federal and state bank and corporate law limitations as discussed above for the Series A Preferred Stock.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.  The common stock is not redeemable.  All of the outstanding shares of our common stock are fully paid and non-assessable.

The Transfer Agent for the common stock is StockTrans, Inc.

Anti-Takeover Provisions under Maryland Law, Our Charter and Our Bylaws

The provisions of Maryland law and our Charter and Bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations under Maryland Law.  The Maryland Business Combination Act generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder.  An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.

A business combination that is not prohibited must be recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested shareholder, voting together as a single voting group, unless, among other things, the corporation’s shareholders receive a minimum price, as defined in the Maryland Business Combination Act for their shares, in cash or in the same form as paid by the interested shareholder for its shares.  These provisions will not apply if the board of directors has exempted the transaction in question or the interested shareholder prior to the time that the interested shareholder became an interested shareholder.  In addition, the board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future shareholders or their affiliates from the business combination provisions of the Maryland Business Combination Act.

Control Share Acquisitions.  The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.  “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power:  one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power.  “Control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.  If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value.  If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights.

Preference Stock Authorization.  As noted above under the heading “Capital Stock”, the Charter gives our Board of Directors the authority to, without the approval of the holders of our common stock, issue our authorized preferred stock in one or more series and to classify and reclassify any class or series of our authorized but unissued capital stock.  A series of preferred stock and any other shares of capital stock that the Board classifies or reclassifies may possess rights superior to the rights of the holders of our common stock.  As a result, this “blank check” stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

Advance Notice Procedure for Director Nominations by Shareholders.  Our Bylaws allow shareholders to submit director nominations.  For nominations to properly come before the meeting, however, the nominating shareholder must have given timely written notice of the nomination to either the Chairman of the Board or the President of First United.  To be timely, a nomination must be given not less than 150 days nor more than 180 days prior to the date of the meeting of shareholders called for the election of directors which, for purposes of this requirement, is deemed to be on the same day and month as the annual meeting of shareholders for the preceding year.  The notice must contain the following information to the extent known by the notifying shareholder:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of capital stock of First United owned by each proposed nominee;

•	the name and residence address of the notifying shareholder;

•	the number of shares of capital stock of First United owned by the notifying shareholder;

•	the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and

•
all information relating to the proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Exchange Act Rule 14a-11, assuming such provisions would be applicable to the solicitation of proxies for the proposed nominee.

Classified Board; Removal of Directors.  Our Charter provides that the members of our Board of Directors are divided into three classes as nearly equal as possible.  Each class is elected for a three-year term.  At each annual meeting of shareholders, approximately one-third of the members of the Board are elected for a three-year term and the other directors remain in office until their three-year terms expire.  Our Charter and Bylaws provide that no director may be removed without cause, which term is defined as a final unappealable felony conviction, unsound mind, adjudication of bankruptcy, or action that causes material injury to First United.  Any removal for cause requires either the affirmative vote of the entire Board or the affirmative vote of the holders of at least a majority of the outvoting voting stock of First United.  Further, shareholders may attempt to remove a director for cause after service of specific charges, adequate notice and a full opportunity to refute the charges.  Thus, control of the Board of Directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the Board could be changed.  An amendment or repeal of these provisions requires the approval of at least two-thirds of the outstanding voting power of First United entitled to vote on the matter.

PLAN OF DISTRIBUTION

The selling security holders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions that may involve crosses or block transactions.

If underwriters are used in an offering of the securities, then the offered securities will be acquired by the underwriters for their own account and may be resold in one of more transactions:

•
on any national securities exchange or quotation service on which the Series A Preferred Stock, the warrant or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume.  The selling security holders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling security holders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling security holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To comply with the securities laws of certain jurisdictions, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain jurisdictions the securities may not be sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from the registration or qualification requirement is available and complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling security holders.  In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, including Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder.  We likewise do not intend to apply for listing of the warrant on any securities exchange or for inclusion of the warrant in any automated quotation system.  No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock or the warrant.

We have agreed to indemnify the selling security holders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITY HOLDERS

On January 30, 2009, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling security holder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling security holder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities to be offered under this prospectus for the account of the selling security holders consist of:

•	30,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;

•	a warrant to purchase 326,323 shares of our common stock; and

•
326,323 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 5.34% of our outstanding common stock as of January 30, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling security holder has sole voting and investment power with respect to the securities.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling security holders.  It must be noted, however, that we do not know when or in what amounts the selling security holders may offer the securities for sale.  The selling security holders might not sell any or all of the securities offered by this prospectus.  Because the selling security holders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling security holders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling security holder has not had a material relationship with us.

Information about the selling security holders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS

Our Charter provides that no director or officer of First United will be personally liable for monetary damages except:  (1) to the extent that the person actually received an improper benefit or profit in money, property, or services; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  An amendment or repeal of this Charter provision requires the approval of at least two-thirds of the outstanding voting power of First United entitled to vote on the matter.  This provision may have the practical effect in certain cases of eliminating the ability of our shareholders to collect monetary damages from directors and executive officers.  We believe that this provision is necessary to attract and retain qualified persons as directors and executive officers.

Our Bylaws obligate us to indemnify and advance expenses to a director or an officer in connection with a proceeding to the fullest extent permitted by and in accordance with MGCL Section 2-418.  However, we may not indemnify a director or an officer in connection with a proceeding commenced by such director or officer against First United or one of its directors or officers unless the Board authorized the proceeding.  We may indemnify and advance expenses to employees and agents, other than directors and officers, as determined by and in the discretion of the Board, in connection with a proceeding to the extent permitted by and in accordance with MGCL Section 2-418.

MGCL Section 2-418 permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person was a director, officer, employee or agent of First United if he or she (1) acted in good faith, (2) reasonably believed her actions to be in or not opposed to the best interests of First United, (3) did not actually receive an improper personal benefit in money, property, or services, and (4) in a criminal proceeding, had no reasonable cause to believe her conduct was unlawful.

Under MGCL Section 2-418, indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.  Indemnification may not be made unless authorized for a specific proceeding after a determination has been made that the director has met the applicable standard of conduct.  This determination is required to be made:  (1) by the board of directors; (2) by special legal counsel selected by the board of directors or a committee of the board by vote; or (3) by the shareholders.

We may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding when the director of officer gives and undertaking to First United to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.  First United is required to indemnify any director who has been successful on the merits or otherwise, in defense of a proceeding for reasonable expenses incurred in connection with the proceeding.

These indemnification and advancement of expenses provisions are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, vote of directors or otherwise.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for us by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements as of December 31, 2007 and 2006 and for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Beard Miller Company LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of income, shareholders’ equity, and cash flows of First United for the year ended December 31, 2005 appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus.  This prospectus is only a part of that registration statement and does not contain all the information in the registration statement.  Because this prospectus may not contain all the information that you may find important, and because references to contracts and other documents of First United made in this prospectus are only summaries of those contracts and other documents, you should review the full text of the registration statement and the exhibits that are a part of the registration statement.  We have included copies of these contracts and other documents as exhibits to the registration statement that contains this prospectus.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov and from our Internet site at http://www.mybankfirstunited.com.  However, information found on, or otherwise accessible through, these Internet sites is not incorporated into, and does not constitute a part of, this prospectus or any other document we file or furnish to the SEC.  You should not rely on any of this information in deciding whether to purchase the securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by First United Corporation (the “Corporation”) in connection with the offering of the securities being registered hereby.  All amounts shown are estimates.

Registration Fee - Securities and Exchange Commission	$1,356
Accounting Fees and Expenses	7,300
Legal Fees and Expenses	25,000
Printing Fees and Expenses	2,500
Miscellaneous	2,000
Total	$38,156

Item 15.	Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction:  (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Corporation has provided for indemnification of directors and officers in ARTICLE VIII of its Amended and Restated Bylaws, as amended (the “Bylaws”).  The relevant provisions of the Bylaws read as follows:

“SECTION 1.  As used in this Article VIII, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the ‘Indemnification Section’), as amended from time to time, shall have the same meaning as provided in the Indemnification Section.

SECTION 2.  Indemnification of Directors and Officers.  The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. Notwithstanding the foregoing, the Corporation shall be required to indemnify a director or officer in connection with a proceeding commenced by such director or officer against the Corporation or its directors or officers only if the proceeding was authorized by the Board of Directors.”

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its shareholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)
a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Corporation has limited the liability of its directors and officers for money damages in Article NINTH of its Charter.  This provision reads as follows:

“NINTH:  No Director or officer of the Corporation shall be liable to the Corporation or to its shareholders for money damages except (i) to the extent that it is proved that such Director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such Director or officer is entered in a proceeding based on a finding in the proceeding that such Director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment.”

As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person.  The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 16.	Exhibits.

The exhibits filed with this Registration Statement are listed in the Exhibit Index which immediately follows the signatures hereto and which is incorporated herein by reference.

Item 17.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           N/A;

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

 (i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

 (ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)–(g)   N/A.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(l)       N/A.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of Maryland, on February 25, 2009.

FIRST UNITED CORPORATION:

By:	/s/ William B. Grant
William B. Grant
Chairman and CEO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Grant and Carissa L. Rodeheaver, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on February 25, 2009.

/s/ William B. Grant	/s/ David J. Beachy
William B. Grant, Director, Chairman and	David J. Beachy, Director
Chief Executive Officer

/s/ M. Kathryn Burkey	/s/ Faye E. Cannon
M. Kathryn Burkey, Director	Faye E. Cannon, Director

/s/ Paul Cox, Jr.
Paul Cox, Jr., Director	Raymond F. Hinkle, Director

/s/ Robert W. Kurtz	/s/ John W. McCullough
Robert W. Kurtz, Director, President,	John W. McCullough, Director
Chief Risk Officer

/s/ Elaine L. McDonald
Elaine L. McDonald, Director	Donald E. Moran, Director

/s/ Carissa L. Rodeheaver	/s/ Gary R. Ruddell
Carissa L. Rodeheaver, Exec. Vice President	Gary R. Ruddell, Director
and Chief Financial Officer/Principal
Accounting Officer

I. Robert Rudy, Director	Richard G. Stanton, Director

/s/ Robert G. Stuck	/s/ H. Andrew Walls, III
Robert G. Stuck, Director	H. Andrew Walls, III, Director

EXHIBIT INDEX

Exhibit No.	Description

3.1(i)	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 1998)

3.2(i)	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(i) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007)

3.2(ii)	First Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(ii) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007)

3.2(iii)	Second Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Corporation’s Current Report on Form 8-K filed on February 9, 2009)

4.1
Letter Agreement, including the related Securities Purchase Agreement – Standard Terms, dated January 30, 2009 by and between the Corporation and the U.S. Department of Treasury (incorporated by reference to Exhibit 10.1 of the Corporation’s Form 8-K filed on February 2, 2009)

4.2
Certificate of Notice, including the Certificate of Designations incorporated therein, relating to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference Exhibit 4.1 of the Corporation’s Form 8-K filed on February 2, 2009)

4.3	Sample Stock Certificate for Series A Preferred Stock for the Series A Preferred Stock (incorporated by reference Exhibit 4.3 of the Corporation’s Form 8-K filed on February 2, 2009)

4.4	Common Stock Purchase Warrant dated January 30, 2009 issued to the U.S. Department of Treasury (incorporated by reference to Exhibit 4.2 of the Corporation’s Form 8-K filed on February 2, 2009)

5.1	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (filed herewith)

12.1	Computation of Ratio of Earnings to Fixed Charges (filed herewith)

23.1	Consent of Beard Miller Company LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)